 Exhibit 16

March 9, 2012

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Ladies and Gentlemen:

We have read the first two paragraphs of Item 4 included in the Form 8-K of GeneLink, Inc. dated March 9, 2012 to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ Buckno Lisicky & Company, P.C.